FIFTH AMENDMENT TO THE STONE RIDGE TRUST

AMENDED AND RESTATED FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIFTH AMENDMENT, effective as of October 21, 2022, to the Amended and Restated Fund Administration Servicing Agreement, dated October 30, 2017, (the “Agreement”), is entered into by and between STONE RIDGE TRUST, a Delaware statutory trust (the “Trust”) on behalf of each of its series (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A to the Agreement, to remove the Stone Ridge Bitcoin Strategy Fund as of October 21, 2022, due to liquidation of the fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by the parties; and

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

1.	Effective October 21, 2022, Exhibit A of the Agreement is amended and restated as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STONE RIDGE TRUST on behalf of each of the Funds individually and not jointly	U.S. BANCORP FUND SERVICES, LLC

By: Leson Lee	By: /s/ Jason Hadler

Name: Leson Lee	Name: Jason Hadler

Title: Assistant Treasurer	Title: Sr. Vice President

Exhibit A to the Amended and Restated Fund Administration Servicing Agreement

Stone Ridge Trust—Effective October 21, 2022

Fund Names

Separate Series of Stone Ridge Trust

Name of Series

Stone Ridge High Yield Reinsurance Risk Premium Fund

Stone Ridge U.S. Hedged Equity Fund

Stone Ridge Diversified Alternatives Fund

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